Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

dated as of June 29, 2023

among

ProSomnus, Inc.,

the Subsidiary Guarantors Party Hereto

and

Wilmington Trust, National Association,
as Trustee and Collateral Agent

Senior Secured Convertible Notes due December 6, 2025

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), entered into as of June 29, 2023, among (i) ProSomnus, Inc., a Delaware corporation (the “Company”), (ii) ProSomnus Holdings, Inc. and ProSomnus Sleep Technologies, Inc. (each, a “Subsidiary Guarantor”), and (iii) Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (“Collateral Agent”).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee and Collateral Agent entered into the Indenture, dated as of December 6, 2022 (the “Indenture”), relating to the Company’s Senior Secured Convertible Notes due December 6, 2025 (the “Notes”);

WHEREAS, the Company and the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes desire to make certain amendments to the Indenture to, among other things, correct a scrivener’s error in the definition of Conversion Rate, and have delivered to the Company and the Trustee an Act of such Holders approving this First Supplemental Indenture; and

WHEREAS, pursuant to Section 8.02 of the Indenture, the Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent are entering into this First Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this First Supplemental Indenture hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Amendments to Indenture.

(a)           The definition of Consolidated EBITDA set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Consolidated EBITDA” means, for any applicable period, the sum of Consolidated Net Income (exclusive of all amounts in respect of any gains and losses realized from Dispositions other than inventory Disposed of in the ordinary course of business), (i) plus the sum, without duplication, of interest expense, depreciation, amortization, non-cash stock-based compensation expenses, any one-time moving expense, any losses from an early extinguishment of indebtedness, acquisition-related expenses, whether or not such acquisition is successful, non-cash changes in the valuation of assets and liabilities as required under GAAP and transaction fees, costs and expenses related to any issuance of equity or debt securities, whether or not successful, and (ii) minus the sum, without duplication, of operating expenses capitalized during such period and to be expensed in a future period to the extent that such expenses were not deducted in determining Consolidated Net Income and would have been deducted in determining Consolidated Net Income if they were not capitalized.

(b)           The definition of Conversion Rate set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Conversion Rate” means: 76.9230769231 shares of Common Stock per $1,000 of the sum of principal amount of Notes plus accrued interest thereon plus the Make-Whole Amount related thereto,

subject to adjustment as set forth herein, which such Conversion Rate shall be increased and only increased on each Reset Date to equal the greater of (i) 76.9230769231 per $1,000 of the sum of the principal amount of Notes plus accrued interest thereon plus the Make-Whole Amount related thereto, subject to adjustment as set forth herein, and (ii) the number of shares of Common Stock per $1,000 of the sum of the principal amount of Notes plus accrued interest thereon plus the Make-Whole Amount related thereto obtained by dividing $1,000 by 105% of the applicable Market Price; provided, however, in no event shall the Conversion Rate be greater than 181.818181 per $1,000 of the sum of the principal amount of Notes plus accrued interest thereon plus the Make-Whole Amount related thereto, subject to adjustment as set forth herein. The Company shall notify the Holders, the Trustee and the Conversion Agent of the applicable adjustment to the Conversion Rate as of such date (each notice, a “Reset Date Adjustment Notice”). For purposes of clarity, whether or not the Company provides a Reset Date Adjustment Notice, the Holders shall receive a number of shares of Common Stock and retain a principal amount of its Note, plus accrued interest thereon plus the Make-Whole Amount related thereto, based upon the Conversion Rate as adjusted pursuant to this definition, regardless of whether the Holder accurately refers to such Conversion Rate of principal amount of its Notes plus accrued interest thereon plus the Make-Whole Amount related thereto converted in any Conversion Notice. Any adjustment to the Conversion Rate shall be effective on the applicable Reset Date.

(c)          The definition of Outstanding set forth in Section 1.01 of the Indenture is hereby amended to amended and restate clause (iii)(B) therein as follows:

(B) Notes converted pursuant to Article 4 hereof, on and after their Conversion Date, and Notes redeemed pursuant to Section 2.01 or Article 10 hereof, on and after their applicable redemption date,

(d)           The definition of Permitted Indebtedness set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Permitted Indebtedness” means (a) the indebtedness evidenced by the Notes, (b) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.01(bb) attached to the Purchase Agreement, (c) lease obligations and purchase money indebtedness of up to $3,000,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets used in manufacturing the Company’s and its Subsidiaries’ products, (d) indebtedness that (i) is expressly subordinate to the Notes pursuant to a written subordination agreement with the Holders that is acceptable to each Holder in its sole and absolute discretion and (ii) matures at a date later than the 91st day following the Maturity Date, (e) financing for premiums on general business or director and officer insurance up to $3 million per calendar year, and (f) the Subordinated Debt.

(e)           The second paragraph of Section 2.01 of the Indenture is hereby amended and restated in its entirety as follows:

The Notes shall be known and designated as “Senior Secured Convertible Notes due 2025” of the Company. The Company shall repay to Holders the aggregate outstanding principal amount of the Notes in consecutive quarterly installments equal to $847,990 (each such payment, a “Mandatory Redemption”) on January 1, April 1, July 1 and October 1, commencing with October 1, 2024 (each, a “Mandatory Redemption Date”), until the earlier of the Maturity Date or the Notes no longer being Outstanding because earlier repaid, purchased or converted in accordance with this Indenture. The Outstanding principal amount of the Notes shall be payable on the Maturity Date.

In connection with any Mandatory Redemption, the Company shall deliver to the Trustee at least 15 Business Days prior to the applicable Mandatory Redemption Date (or such shorter period as shall be satisfactory to the Trustee) a notice of Mandatory Redemption and an Officer’s Certificate requesting the Trustee to deliver such notice to the Holders. Upon receipt of such Officer’s Certificate and notice of Mandatory Redemption, the Trustee shall deliver such notice of Mandatory Redemption to Holders of the Notes at least ten (10) Business Days before the Mandatory Redemption Date. Such notice shall be prepared by the Company and shall state (a) the Mandatory Redemption Date; (b) the aggregate principal amount of Notes to be mandatorily redeemed; (c) that, on Mandatory Redemption Date, the principal called for Mandatory Redemption will become due and payable; (d) that the Notes must be surrendered to the Paying Agent to collect the principal amount due to such Holder in connection with the Mandatory Redemption; (e) the place or places where such Notes are to be surrendered to the Paying Agent in connection with the Mandatory Redemption; (f) upon surrender of the Notes and consummation of the Mandatory Redemption, the aggregate principal amount of the Notes that will remain outstanding; and (g) that, upon surrender of a Holder’s Note in connection with such Mandatory Redemption, a new Note in principal amount equal to the unredeemed portion thereof shall be issued to such Holder. Any notice of Mandatory Redemption, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice of Mandatory Redemption by mail or any defect in any such notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Regardless of whether the notice described in the preceding paragraph has been sent, the amount of the Notes subject to such Mandatory Redemption shall become due and payable at office of the Paying Agent on the Mandatory Redemption Date. On presentation and surrender of the Notes at the office of the Paying Agent, the Notes shall be paid and redeemed by the Company. Prior to the open of business on any Mandatory Redemption Date the Company shall deposit with the Trustee (or other Paying Agent appointed by the Company) or, if the Company or a subsidiary of the Company is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 5.03(b), an amount of cash (in immediately available funds if deposited within three (3) Business Days prior to the Mandatory Redemption Date) sufficient to pay the amount of principal due on the Mandatory Redemption Date, plus accrued and unpaid interest thereon to, but excluding the Mandatory Redemption Date. Subject to receipt of funds by the Paying Agent, payment for the Notes to be redeemed shall be made on the Mandatory Redemption Date for such Notes.

In connection with a Mandatory Redemption, in the case of a Global Note, the Notes or portions thereof to be redeemed (in principal amounts of $1.00 or multiples thereof) shall be selected according to the applicable procedures of the Depositary, or, in the case of Physical Notes, the Notes to be redeemed (in principal amounts of at least $1.00 or $1.00 multiples in excess thereof) shall, upon written request of the Company, be selected by the Trustee by lot or by any other method the Trustee in its sole discretion deems fair and appropriate. The Company shall notify the Trustee in writing of the percentage of aggregate principal amount of the Notes Outstanding to be redeemed in connection with such Mandatory Redemption. The Trustee shall promptly notify the Company in writing of the Notes or portions of the Notes to be called for such Mandatory Redemption. If any Note selected for partial Mandatory Redemption is submitted for conversion after such selection, the portion of the Note submitted for conversion shall be deemed (so far as may be possible) to be the portion selected for such Mandatory Redemption (and the amount due in connection with such Mandatory Redemption will be reduced accordingly), subject, in the case of Notes represented by a Global Note, to the Depositary’s applicable procedures.

(f)            Section 5.17(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

(a)       Minimum EBITDA. The Company and its Subsidiaries shall not permit the Consolidated EBITDA as of the last day of any fiscal quarter of the Company, calculated for the period of four (4) consecutive fiscal quarters ended on such date, to be less than (i) for the fiscal quarters ending June 30, 2023, September 30, 2023 and December 31, 2023, ($12,500,000), (ii) for the fiscal quarters ending March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024, ($10,000,000) and (iii) for the fiscal quarter ending March 3, 2025 and thereafter, ($7,500,000).

(g)           Section 5.17(b) of the Indenture is hereby amended and restated in its entirety to read as follows:

(b)       Minimum Revenue. The Company and its Subsidiaries shall not permit the Revenue of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, as of the last day of any fiscal quarter ending on the dates set forth below and calculated for the period of the last twelve months ending on such date, to be less than the amount set forth below for such date.

Fiscal Quarter Ending	Minimum Revenue
6/30/2023	$ 22,500,000
9/30/2023	$ 24,000,000
12/31/2023	$ 26,000,000
3/31/2024	$ 25,200,000
6/30/2024	$ 27,000,000
9/30/2024	$ 28,800,000
12/31/2024	$ 31,200,000
3/31/2025	$ 30,240,000
6/30/2025	$ 32,400,000
9/30/2025	$ 34,560,000
12/31/2025	$ 37,440,000

Section 3. Reference to and Effect on Indenture. On and after the effective date of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and restated by this First Supplemental Indenture unless the context otherwise requires, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4. Reaffirmation. In connection with the execution and delivery of this First Supplemental Indenture, (a) the Company and each Grantor Subsidiary reaffirms, acknowledges, agrees and confirms that it has granted to the Collateral Agent, to the extent so required by and upon the terms set forth in the Senior Security Agreement, a security interest in the Collateral in order to secure all of its present and future Obligations and acknowledges and agrees that such security interest, and all Collateral heretofore pledged as security for the Obligations, continues to be and remains in full force and effect on and as of the date hereof (to the extent so required by and upon the terms set forth in the Senior Security Agreement) and (b) each Subsidiary Guarantor ratifies and confirms its guaranty of the Obligations provided pursuant to the Subsidiary Guarantee, including without limitation all of the terms and conditions set forth in Article 12 of the Indenture, and each Subsidiary Guarantor acknowledges and agrees that its obligations under the Indenture shall remain unchanged and in full force and effect, notwithstanding the amendment of the Indenture pursuant to the terms of this First Supplemental Indenture and that the obligations of each Subsidiary Guarantor under Article 12 of the Indenture continue to be and remain in full force and effect on and as of the date hereof.

Section 5. Acknowledgement of Supplemental Indenture for Senior Convertible Notes. The Holders acknowledge and agree that, concurrently with this First Supplemental Indenture, the Company and the Subsidiary Guarantors are entering into a First Supplemental Indenture to the Indenture, dated as of December 6, 2022, among the Company, the subsidiary guarantors party thereto, and Wilmington Trust, National Association, as trustee and collateral agent, relating to the Company’s Subordinated Secured Convertible Notes due April 6, 2026 (the “Subordinated Supplement”) and the Holders hereby consent to the execution and delivery of such Subordinated Supplement.

Section 6. Governing Law. This First Supplemental Indenture, and any dispute, claim or controversy arising under or related to this First Supplemental Indenture, shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-101 of the General Obligations Law).

Section 7. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution”, “signed”, “signature,” and words of similar import in this First Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper based recordkeeping system, as the case may be, to the extent and as provided under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309).

Section 8. Severability. In case any provision of this First Supplemental Indenture or the Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 9. Waiver of Jury Trial; Submission to Jurisdiction. The provisions of Section 14.10 (Waiver of Jury Trial) and Section 14.13 (Submission to Jurisdiction) of the Indenture shall apply to this First Supplemental Indenture, mutatis mutandis.

Section 10. Disclaimer. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture with respect to the Company or any Subsidiary Guarantor or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Subsidiary Guarantors. In entering into this First Supplemental Indenture, the Trustee and the Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee or the Collateral Agent, as applicable, whether or not elsewhere herein so provided.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

PROSOMNUS, INC.

By:	/s/ Brian B. Dow
Name: Brian B. Dow
Title: Chief Financial Officer

PROSOMNUS HOLDINGS, INC.

By:	/s/ Brian B. Dow
Name: Brian B. Dow
Title: Chief Financial Officer

PROSOMNUS SLEEP TECHNOLOGIES, Inc.,

By:	/s/ Brian B. Dow
Name: Brian B. Dow
Title: Chief Financial Officer

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Collateral Agent
By:	/s/ Sarah Vilhauer
Name: Sarah Vilhauer
Title: Assistant Vice President

[Signature Page to First Supplemental Indenture]